Exhibit 99.1
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
JANUARY 25, 2022

CHESAPEAKE ENERGY CORPORATION SIMPLIFIES PORTFOLIO THROUGH
ACQUISITION OF CHIEF E&D HOLDINGS, LP AND AFFILIATES OF TUG HILL, INC. AND
SALE OF POWDER RIVER BASIN ASSETS
Refocuses portfolio on highest-return assets, strengthens Marcellus position and increases free cash flow and dividend payout

OKLAHOMA CITY, January 25, 2022 – Chesapeake Energy Corporation (NASDAQ:CHK) (“Chesapeake”) today announced significant transactions designed to strengthen its asset portfolio, deliver higher free cash flow, and increase its projected annual dividend payments.

The company signed definitive agreements to acquire Chief E&D Holdings, LP (“Chief”) and associated non-operated interests held by affiliates of Tug Hill, Inc. (“Tug Hill”), for $2.0 billion in cash and approximately 9.44 million common shares. Chief and Tug Hill hold high quality producing assets and an inventory of premium drilling locations(1) in the prolific Marcellus Shale in Northeast Pennsylvania. The cash portion of the transaction will be financed with cash on hand and the use of the company’s revolving credit facility. The transaction, which is subject to customary closing conditions, including certain regulatory approvals, is expected to close by the end of the first quarter of 2022.

Chesapeake also signed an agreement to sell its Powder River Basin assets in Wyoming to Continental Resources, Inc. (NYSE:CLR) for approximately $450 million in cash. The transaction, which is subject to certain customary closing conditions, is expected to close in the first quarter of 2022. At closing, net proceeds from the sale will go toward the purchase price of the Chief acquisition.

Highlights:

•Optimizes Chesapeake’s portfolio, focusing people and capital allocation on the company’s core assets
•Immediately accretive to production, operating cash flow per share, free cash flow(2) per share, free cash flow yield(2) and GHG emissions profile
•Increases cumulative five-year free cash flow outlook to more than $9 billion at today’s commodity strip prices; portfolio to generate approximately 75% of 2022 projected cash flow from natural gas assets and 25% from oil assets, post closing of transactions
•Preserves Chesapeake’s balance sheet strength, with an estimated 2022 pro forma net debt-to-EBITDAX(2) ratio of approximately 0.8x using current commodity strip prices
•Expected to increase annual base dividend by approximately 14% from $1.75 to $2.00 per share beginning in the second quarter of 2022, reflecting the cash flow accretion of transaction
•Company maintains $1 billion common stock and warrant repurchase program which is expected to be executed by the end of 2023
•Strengthens Chesapeake’s Marcellus position, growing premium undeveloped locations(1) by approximately 25% and extending drilling inventory to more than 15 years at current activity levels
•Increases pro forma Marcellus Shale production capacity by up to 200 million cubic feet (mmcf) of gas per day, when compared to stand-alone companies combined, through the optimization of shared midstream assets

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

•$50 to $70 million of annual synergies expected to be recognized
•Highly capital efficient acquisition, anticipate maintaining acquired production of 800 – 900 mmcf per day with 1 – 2 rigs over the next several years, enhancing sustainable cash returns to shareholders
•Transaction consistent with Chesapeake’s acquisition non-negotiables of not overpaying, protecting the balance sheet, being accretive to key financial and environmental metrics, and making the company better, not just bigger

(1)    Greater than 50% rates of return at $2.50 NYMEX gas.
(2)     non-GAAP measure as defined in the concurrent presentation available on the company’s website at www.chk.com.

Nick Dell’Osso, Chesapeake’s President and Chief Executive Officer, said, “We’re pleased to announce concurrent, transformative transactions that meet the high bar set by our acquisition non-negotiables and clarify our portfolio, allowing our talented team to focus on our highest rate of return assets. We know the importance of scale and the Chief and Tug Hill assets fit like a glove with our existing position in the northeast Marcellus Shale. The acquisition checks all the boxes: it lengthens our premium inventory, further focuses our capital allocation, provides operational efficiencies, is accretive to free cash flow per share, allows us to grow our base dividend, preserves our balance sheet strength and improves our GHG emissions metrics.”

“In less than a year, we have achieved our goal of refocusing and high-grading our portfolio around our core assets, positioning us to generate meaningful returns for shareholders today while embracing lower carbon energy production for tomorrow. Having centered Chesapeake around our highest performing assets, our team can now integrate these assets into our portfolio, achieve the valuable synergies available to us and enhance cash flows through executing our business. Upon closing of these transactions, Chesapeake will benefit from a high-quality portfolio focused on three premier U.S. hydrocarbon basins – the Marcellus, Haynesville, and Eagle Ford. By combining the great rock and scale of these premium assets, with our disciplined capital investment strategy and narrower, more logical focus, we are in a better position to enhance returns and build sustainable value for our shareholders. I would like to thank our employees who helped us advance the Powder River asset and further position Chesapeake as a responsible provider of reliable, affordable, and low carbon energy.”

Under the terms of the Chief and Tug Hill agreements, which were unanimously approved by Chesapeake’s Board of Directors and also approved by Chief and Tug Hill, Chesapeake will acquire approximately 113,000 net Marcellus acres (>90% held by production). Assuming an April 1, 2022 closing date, the asset is currently projected to produce approximately 835 million cubic feet of net gas per day for nine months in 2022 and generate about $500 million in 2022 projected adjusted EBITDAX (including acquired hedges) at current commodity strip prices.

The company’s Powder River Basin assets include approximately 172,000 net acres and 350 operated wells in southeastern Wyoming. Fourth quarter 2021 Powder River Basin volumes are expected to average approximately 19,000 barrels of oil equivalent per day, approximately 58% of which was crude oil and natural gas liquids.

Preliminary 2022 Pro Forma Outlook

Upon closing of the transactions, Chesapeake plans to operate two rigs on the acquired properties during 2022, resulting in a total of 9 – 11 gas-focused rigs and 2 – 3 oil-focused rigs. The company will maintain a disciplined capital reinvestment strategy, anticipating a 2022 reinvestment rate of approximately 47%. At current commodity strip prices, this preliminary capital program is anticipated to generate $3.4 – $3.6 billion in total adjusted EBITDAX.

	2022E Previous(1)	2022E Adj. for prices (assumes PRB sale)(2)	2022E New PF (assumes 9 months of Chief/TH)(2)
Total production:
Oil – mmbbls	20.0 – 22.0	18.0 – 20.0	18.0 – 20.0
Natural gas – bcf	1,095 – 1,125	1,085 – 1,115	1,315 – 1,345
Total daily rate – barrel of oil equivalent (boe) per day	575 – 595	560 – 580	665 – 685
Operating costs per boe of projected production:
Production expense	$1.65 – $1.95	$1.65 – $1.95	$1.50 – $1.80
Gathering, processing and transportation expenses	$3.90 – $4.40	$3.75 – $4.25	$3.75 – $4.25
General and administrative(3)	$0.55 – $0.75	$0.55 – $0.75	$0.45 – $0.65
Interest expense ($ in millions)	$120 – $130	$120 – $130	$125 – $135
Cash taxes ($ in millions)	$100 – $160	$20 – $80	$60 – $120
Adjusted EBITDAX, based on 1/11/22 strip prices ($ in billions)(4)	$3.2 – $3.4	$2.9 – $3.1	$3.4 – $3.6
Total capital expenditures ($ in billions)	$1.3 – $1.6	$1.3 – $1.6	$1.5 – $1.8
Reinvestment rate	~44%	~48%	~47%
Enterprise value ($ in billions)(2)	~$9.9	~$10.5	~$13.2
Net debt ($ in billions)(4)	~$1.3	~$0.9	~$2.9
Fully diluted shares (in millions)	~137.5	~139.3	~148.7
		2022E Previous Projected Multiples (adjusted for prices and assumes PRB sale)(2)	2022E New PF Projected Multiples (assumes 9 months of Chief/TH)(2)
Cash Flow per Share		~$20.65	~$22.65
FCF per Fully Diluted Share		~$9.85	~$10.95
FCF Yield		~14%	~16%
Net Debt(5)/Adjusted EBITDAX		~0.3x	~0.8x

(1)    Based on 10/29/2021 strip prices and CHK stock price.
(2)    Based on 1/11/2022 strip prices and1/21/2022 10-day VWAP for CHK stock price and assumes the transactions close 4/1/2022.
(3)    Includes ~$0.07/boe of expenses associated with stock-based compensation, which are recorded in general and administrative expenses in Chesapeake's Condensed Consolidated Statement of Operations.
(4)    A non-GAAP measure as defined in the company’s presentation materials found on www.chk.com.
(5)    Net debt as of 12/31/2021, pro forma for transactions.

Conference Call Information

Chesapeake plans to hold a conference call to discuss the transaction at 9:00 a.m. EST on Tuesday, January 25, 2022. To access the conference call, dial 888-317-6003 (U.S.) or 412-317-6061 (international). The passcode for the call is 8422185 and will be available for replay on the company’s website.

About the Companies

Headquartered in Oklahoma City, Chesapeake Energy Corporation’s (NASDAQ:CHK) operations are focused on discovering and responsibly developing its large resource base of unconventional oil and natural gas assets onshore in the United States.

Chief E&D Holdings, LP is a privately held, independent, oil and natural gas exploration and production company. Tug Hill, Inc. is a privately held, independent oil & gas exploration company focused on drilling and producing oil and natural gas in the continental United States.

Advisors

RBC Capital Markets is serving as financial advisor (Chief acquisition), Shearman & Sterling LLP is serving as legal advisor, and DrivePath Advisors is serving as communications advisor to Chesapeake.

J.P. Morgan Securities LLC is serving as financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal advisor to Chief and Tug Hill. Akin Gump Strauss Hauer & Feld LLP is serving as legal advisor to Tug Hill and its affiliates.

Forward-Looking Statements

This presentation contains certain “forward-looking statements” within the meaning of federal securities laws. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” could,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Chesapeake’s current views about future events. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions, including future financial and operating results, Chesapeake’s plans, objectives, expectations and intentions, the expected timing and likelihood of completion of the transactions, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected financial information (including projected cash flow and liquidity), business strategy, other plans and objectives for future operations or any future opportunities. These statements are not guarantees of future performance and no assurances can be given that the forward-looking statements contained in this filing will occur as projected. Actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected.

The risks and uncertainties that could cause actual results to differ materially from those in forward looking statements include, without limitation, the risk that the parties may be unable to obtain governmental and regulatory approvals required for the transactions, or required governmental and regulatory approvals may delay the transactions or result in the imposition of conditions that could cause the parties to abandon the transactions; the risk that an event, change or other circumstances could give rise to the termination of the agreements; the risk that a condition to closing of the transactions may not be satisfied; the timing to consummate the proposed transactions; the risk that the assets and the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected; the risk that any announcement relating to the proposed transaction could have adverse effects on the market price of Chesapeake’s common stock; the risk of litigation related to the proposed transactions; the risk of any unexpected costs or expenses resulting from the proposed transactions; disruption from the transactions making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time from ongoing business operations due to transaction-related issues; the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the ability to replace reserves; environmental risks, drilling and operating risks, including the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; exploration and development risks; competition, government regulation or other actions; the ability of management to execute its plans to meet its goals and other risks inherent in Chesapeake’s businesses; public health crises, such as pandemics (including COVID-19) and epidemics, and any related government policies and actions; the potential disruption or interruption of Chesapeake’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond Chesapeake’s control; and Chesapeake’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry. Other unpredictable or unknown factors not discussed in this presentation could also have material adverse effects on forward looking statements.